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                                                                   EXHIBIT 99.12


                          [SUMMA FOUR, INC. LETTERHEAD]



August 24, 1998

Dear _______________:

        As you know, Cisco Systems, Inc. ("Cisco") is in the process of acquiring Summa Four, Inc. (the "Company"). Under the terms of the acquisition (the "Acquisition"), Cisco has agreed to assume the outstanding options held by certain employees of the Company. However, in order to facilitate the completion of the Acquisition, the vesting acceleration provisions currently in effect for those options need to be revised so none of those options will vest on an accelerated basis in connection with the Acquisition.

        You currently hold the following stock option(s) (collectively the "Options") to acquire shares of the Company's common stock:

                                        Number of
                                        Remaining             Option
Grant Date       Exercise Price       Unvested Shares          Plan
----------       --------------       ---------------         ------

   4~                5~                    6~               ________

        As indicated above, your Options have been granted under one or more of the following stock option plans of the Company (collectively, the "Option Plans"):

                (i) the 1995 Stock Option Plan (the "1995 Plan"),

                (ii) the 1993 Stock Incentive Plan (the "1993 Plan"), and/or

                (iii) the Incentive Stock Option Plan of 1992, as amended by the Board of Directors on February 3, 1993 (the "1992 Plan").

        Pursuant to the vesting provisions currently in effect under each of those Option Plans, full and immediate vesting of all options outstanding under such Option Plans, including each of your Options, will occur upon certain changes in control of the Company, such as the proposed Acquisition. Specifically, such accelerated vesting is provided under Section 16 of the 1995 Plan, Section 10(y) of the 1993 Plan and, for purposes of the 1992 Plan, by virtue of the Board resolution dated February 3, 1993. In addition, a comparable vesting acceleration provision is contained in each of the applicable stock option agreements issued under the Option Plans (the "Option Agreements"). For purposes of this letter, the vesting acceleration provisions of the Option Plans and the applicable Option Agreements are referred to collectively as the "Vesting Acceleration Provisions."

        In order to facilitate the completion of the Acquisition, the Vesting Acceleration Provisions of your existing Options must be amended so that those Options will NOT vest on an accelerated basis at the time of the Acquisition and may NOT be exercised on an accelerated basis

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for any currently unvested option shares. Instead, because Cisco has agreed to assume your Options in the Acquisition, those Options will continue to vest and become exercisable for the unvested option shares in accordance with the normal installment vesting schedule currently in effect for the Options, as if no change in control of the Company had occurred by reason of the Acquisition.

        This first amendment to the Vesting Acceleration Provisions of your Options is to be effected pursuant to the following provisions:

        AMENDMENT OF THE

        VESTING ACCELERATION PROVISIONS

        As a condition to closing the Acquisition, you hereby agree that the Vesting Acceleration Provisions applicable to your Options are hereby amended in their entirety so that your Options will NOT vest in full on an accelerated basis at the time of the Acquisition. As amended, the Vesting Acceleration Provisions will now provide that your Options will only accelerate upon a change in control of the Company (or any successor, including Cisco) to the extent those Options are neither assumed by the successor corporation nor replaced with a comparable option or cash incentive program. Accordingly, as a result of Cisco's agreement to assume your Options in the Acquisition so that they will be converted into options to purchase shares of Cisco common stock, vesting of your Options will NOT accelerate upon the Acquisition, and those Options may not be exercised on an accelerated basis for any shares which are currently unvested under the existing installment vesting provisions applicable to the Options.

        Accordingly, the Vesting Acceleration Provisions for your Options are hereby amended in their entirety, effective immediately, to read as follows:

                             "CHANGE IN CONTROL. In the event of a Change in
               Control of the Company (or any successor), the Option shall automatically accelerate so that such Option shall, immediately prior to the effective date of the Change in Control, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such Option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, the Option shall NOT vest and become exercisable on such an accelerated basis if and to the extent:
               (i) such Option is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares. The determination of option comparability under clause (i) above shall be made by the Company's stock plan administrator, and its determination shall be final, binding and conclusive. For purposes of this Agreement, a "Change in Control" shall mean (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's (or its successor's) outstanding securities are transferred to a person or persons different from the persons holding those

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                securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (or its successor) in complete liquidation or dissolution of the Company (or its successor)."

        In consideration for terminating the existing Vesting Acceleration Provisions and replacing them with the above provision, each of your Option Agreements will be further amended to provide that your Options will vest and become exercisable for all of the option shares on an accelerated basis if your employment with the Company or Cisco terminates under certain circumstances within one (1) year following the effective date of the Acquisition. Accordingly, each of your Option Agreements is hereby amended to incorporate the following new vesting acceleration provision:

                             ADDITIONAL AMENDMENT TO THE OPTION AGREEMENTS

                             TO BE EFFECTIVE UPON THE CLOSING

                             FOR EACH OF YOUR OPTIONS

                             TERMINATION OF EMPLOYMENT FOLLOWING ACQUISITION BY
               CISCO. Immediately upon termination of Optionee's employment without Cause or Optionee's resignation from the Company (or any successor entity) for Good Cause within one (1) year following the effective date of the acquisition by Cisco Systems, Inc. ("Cisco") of the Company (the "Acquisition"), the option, to the extent outstanding at the time but not otherwise fully exercisable and vested, shall automatically accelerate so that such option shall immediately become exercisable for all of the option shares and may be exercised for any or all of those shares as fully-vested shares. For purposes of this Section, "Cause" shall mean any of the following acts or omissions of Optionee:
               (i) engaging in misconduct; (ii) being convicted of a crime;
               (iii) committing an act of fraud against, or the misappropriation of property belonging to, the Company (or any successor entity); or (iv) breaching, in a material manner, this agreement or any confidentiality or proprietary information agreement between Optionee and the Company (or any successor entity). For purposes of this Section, resignation for "Good Cause" shall mean Optionee's resignation from employment with the Company (or any successor entity) within thirty (30) days after the occurrence of any of the following events: (i) any reduction in Optionee's then current base salary, unless such reduction is pursuant to a change in the Company's (or any successor entity's) compensation policies generally; or (ii) a material reduction in those job duties assigned to the Optionee after the Closing Date pursuant to the Optionee's employment with Cisco; provided, however, that Optionee must specify in reasonable detail the basis for such resignation for Good Cause and give the Company (or any successor entity) at least twenty (20) business days in which to correct the circumstances prompting the resignation for Good Cause. A resignation by Optionee under any other circumstances will be considered a resignation without Good Cause.

        The above amendments (the "Amendments") to the Vesting Acceleration Provisions applicable to your Options are conditioned upon the closing of the Acquisition. Accordingly, should that Acquisition not be consummated, the Amendments will not take effect

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and all of the terms and provisions of the Option Plans and the Option
Agreements as in effect immediately prior to the Amendments will continue to govern your Options.

        To the extent that your Options are non-statutory options under the federal tax laws, you will recognize ordinary income at the time that Option is exercised in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. Such income will be subject to all applicable withholding taxes at that time.

        To indicate your agreement with the foregoing amendments to the Vesting Acceleration Provisions currently in effect for your Options and to confirm that no accelerated vesting will occur under your Options at the time the Acquisition closes, please sign and date the Acknowledgement section below and return it to me. For your records, you should attach a copy of this letter to each of your Option Agreements in order to evidence the revision to the acceleration provisions of your Options effected by this letter agreement.

                                       Very truly yours,

                                       By:
                                       Title:

ACKNOWLEDGEMENT

        In order to facilitate the closing of the Acquisition, I hereby knowingly and freely agree to the foregoing amendments to the Vesting Acceleration Provisions of the Option Plans and the Option Agreements for each of my Options so that no accelerated vesting of those Options will occur at the time of the Acquisition.



Date: _____________________________   Signature: ______________________________